EXHIBIT INDEX

(k)      Consent and Opinion of Counsel.

(l) Actuarial Consent and Opinion of Mark Gorham, F.S.A., M.A.A.A., Vice President, Insurance Product Development.

(m)      Calculations of Illustrations for SIG-VUL.

(n)      Consent of Independent Auditors for SIG-VUL dated April 25, 2003.

(r)(3) Power of Attorney to sign amendments to this Registration Statement dated April 16, 2003.

(r)(4) Power of Attorney to sign amendments to this Registration Statement dated April 21, 2003.